Exhibit 8.2

1290 AVENUE OF THE AMERICAS NEW YORK, NY 10104-0050 TELEPHONE: 212.468.8000 FACSIMILE: 212.468.7900 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO,

SAN DIEGO, WASHINGTON, D.C.

NORTHERN VIRGINIA, DENVER,

SACRAMENTO, WALNUT CREEK

TOKYO, LONDON, BEIJING,

SHANGHAI, HONG KONG,

SINGAPORE, BRUSSELS

June 30, 2015

Catalyst Biosciences, Inc.

260 Littlefield Avenue

South San Francisco, CA 94080

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of a registration statement (the “Registration Statement”) on Form S-4, as amended, by Targacept, Inc. (“Targacept”) relating to the transactions described in that Agreement and Plan of Merger dated March 5, 2015, as amended on May 6 and May 13, 2015 (the “Merger Agreement”) among Targacept, a Delaware corporation, Talos Merger Sub, Inc. (“Merger Sub”), a Delaware corporation, and Catalyst Biosciences, Inc. (“Catalyst”), a Delaware corporation. Pursuant to the Merger Agreement, Merger Sub will merge with and into Catalyst (the “Merger”) in a transaction in which Catalyst will become a wholly-owned subsidiary of Targacept. Capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement.

In rendering this opinion, we have relied, with your consent, upon the accuracy of the facts, representations, warranties and other matters and the fulfillment of the covenants and obligations set forth in (i) the Registration Statement, including the proxy statement and prospectus contained therein (ii) the Merger Agreement, (iii) representations made in letters from Catalyst and Targacept addressed to us for our use in rendering this opinion (the “Officer’s Certificates”), and (iv) such other documents and corporate records as we have deemed necessary for the purpose of rendering the opinion set forth herein. We have also reviewed the opinion of counsel to be received by Targacept in connection with the Registration Statement.

In reviewing these documents, we have assumed the genuineness of all signatures, the capacity of each party executing a document to so execute that document, the authenticity of all documents submitted to us as originals and conformity with originals of all documents submitted to us as copies. In reaching the conclusions set forth in this letter, we have assumed that all of the documents related to the Merger were and will be duly authorized, executed, and delivered. We have further assumed that the respective parties thereto and all parties having obligations thereunder have acted and will continue to act in all respects at all relevant times in conformity with the requirements and provisions of such documents.

Based upon and subject to the foregoing, and subject to the exceptions, assumptions, qualifications and limitations in the Registration Statement and the exceptions, limitations and qualifications set forth below, the statements under the caption “The Merger – Material U.S. Federal Income Tax Consequences of the Merger to Holders of Catalyst Common Stock” constitute the opinion of Morrison & Foerster LLP.

The opinion expressed above is based on existing provisions of the Code, existing Treasury Regulations, published interpretations of the Code and such Treasury Regulations by the Internal Revenue Service, and existing court decisions, any of which could be changed at any time. Any such changes may or may not be retroactively applied. It is possible that contrary positions may be taken by the Internal Revenue Service and that a court may agree with such contrary positions. In addition, the opinion rendered herein is based on the facts as of the date hereof, and we disclaim any undertaking to advise you of any subsequent change of the facts stated or assumed herein or any subsequent change in applicable law that could affect the opinion rendered herein. Any variation or difference in any fact from those set forth or assumed herein may affect the conclusions stated herein.

Our opinion is based upon the accuracy of the certifications, representations and warranties and satisfaction of the covenants and obligations contained in the Merger Agreement, the Officer’s Certificates and in the various other documents related thereto. In addition, our opinion is based on the assumption that there will be no change in applicable U.S. federal income tax law from the date hereof through the time the Merger becomes effective. Our opinion addresses only the specific federal income tax consequences of the Merger set forth above and does not address any other federal tax consequences, or any state or local tax consequences, or any tax consequences under the laws of any foreign jurisdiction.

This opinion is furnished by us to you and is solely for your benefit. Neither this letter nor any opinion expressed herein may be relied upon by any other person or entity without our prior written consent.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are an “expert” or are in the category of person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Morrison & Foerster LLP